                          SCHEDULE 14A
                         (RULE 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

   Filed by the registrant /X/

   Filed by a party other than the registrant / /

   Check the appropriate box:

   / /  Preliminary proxy statement

   /X/  Definitive proxy statement

   / /  Definitive additional materials

   / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

   / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        EMERSON ELECTRIC CO.
       ----------------------------------------------------
        (Name of Registrant as Specified in Its Charter)


       ----------------------------------------------------
           (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   (1)  Title of each class of securities to which transaction applies:

------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transactions applies:

------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------

   (5)  Total fee paid:

------------------------------------------------------------------------

   / /  Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:

------------------------------------------------------------------------

   (2)  Form, schedule or registration statement no.:

------------------------------------------------------------------------

   (3)  Filing party:

------------------------------------------------------------------------

   (4)  Date filed:

------------------------------------------------------------------------

[logo]
EMERSON(R)

                    NOTICE OF ANNUAL MEETING OF THE

                            STOCKHOLDERS OF

                         EMERSON ELECTRIC CO.

                                                    St. Louis, Missouri
                                                      December 15, 1995

TO THE STOCKHOLDERS OF
 EMERSON ELECTRIC CO.:

  The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri on Tuesday, February 6, 1996, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on November 28, 1995, will be entitled to vote, for the following purposes:

    1. To elect five directors; and

    2. To transact such other and further business, if any, as lawfully may be brought before the meeting.

                            EMERSON ELECTRIC CO.

                            By  /s/ Charles F. Knight

                                        Chairman of the Board

/s/ W. W. Withers

Secretary

  EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. A RETURN
ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                         EMERSON ELECTRIC CO.

        8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136

                            PROXY STATEMENT

    FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 6, 1996

  This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held February 6, 1996, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about December 15, 1995.

  Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. All shares represented by duly executed proxies in the accompanying form will be voted unless proxies are revoked prior to the voting thereof.

  The close of business on November 28, 1995, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 224,078,797 shares of common stock. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date.

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1995 accompanies this proxy statement.

  The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $11,000 plus expenses. In addition, solicitation of proxies may be made by telephone or telegram by directors, officers or regular employees of the Company.

                       I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

  The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Five directors of the Company are to be elected for terms ending at the Annual Meeting in 1999, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.




                                                                                                                   SHARES OF
                                                                                                                    EMERSON
                                                                                              SERVED AS          COMMON STOCK
                             NAME, AGE, PRINCIPAL OCCUPATION                                  DIRECTOR           BENEFICIALLY
                            OR POSITION, OTHER DIRECTORSHIPS                                    SINCE          OWNED<F1><F2><F3>
                            --------------------------------                                   -------         -----------------

NOMINEES FOR TERMS ENDING IN 1999

D. C. Farrell, 62........................................................................      1989                 1,200
 Chairman and Chief Executive Officer of The May Department Stores Company, operator of department and shoe stores

 He is also a Director of Ralston Purina Company

J. A. Frates, 75.........................................................................      1966                14,948
 Private investor

                                    2


                                                                                                                   SHARES OF
                                                                                                                    EMERSON
                                                                                              SERVED AS          COMMON STOCK
                             NAME, AGE, PRINCIPAL OCCUPATION                                  DIRECTOR           BENEFICIALLY
                            OR POSITION, OTHER DIRECTORSHIPS                                    SINCE          OWNED<F1><F2><F3>
                            --------------------------------                                   -------         -----------------

C. F. Knight, 59.........................................................................      1972               790,292
 Chairman of the Board, President and Chief Executive Officer of Emerson

 He is also a Director of Anheuser-Busch Companies, Inc., SBC Communications Inc., The
  British Petroleum Company p.l.c., International Business Machines Corp.

R. B. Loynd, 68..........................................................................      1987                 4,200
 Chairman, President and Chief Executive Officer of INTERCO INCORPORATED, manufacturer and marketer of furniture products<F4>

 He is also a Director of Converse Inc., The Florsheim Shoe Company

R. W. Staley, 60.........................................................................      1987<F5>           105,570
 Vice Chairman-Asia Pacific

 He is also a Director of ACE Limited

TO CONTINUE IN OFFICE UNTIL 1998

R. L. Ridgway, 60........................................................................      1995                   555
 Co-Chair of The Atlantic Council of the United States, a private foreign policy institute

 She is also Chair, Baltic-American Enterprise Fund and a Director of Bell Atlantic
  Corporation, The Boeing Company, Citicorp and Citibank, Minnesota Mining and
  Manufacturing Company, RJR Nabisco Holdings Corp., Sara Lee Corporation, Union Carbide
  Corporation

A. E. Suter, 60..........................................................................      1989<F5>           105,305
 Senior Vice Chairman and Chief Operating Officer of Emerson

 He is also a Director of Boatmen's Bancshares, Inc.

W. M. Van Cleve, 66......................................................................      1984                14,936<F6>
 Partner of Bryan Cave LLP, lawyers

E. E. Whitacre, Jr., 54..................................................................      1990                 1,400
 Chairman and Chief Executive Officer of SBC Communications Inc., a diversified communications holding company

 He is also a Director of Anheuser-Busch Companies, Inc., The May Department Stores
  Company, Burlington Northern Santa Fe Corporation

E. F. Williams, Jr., 72..................................................................      1974                27,200<F7>
 Retired Chairman of the Board of Boatmen's Trust Company of St. Louis

 He is also a Director of AMR Corporation

TO CONTINUE IN OFFICE UNTIL 1997

L. L. Browning, Jr., 66..................................................................      1969               247,278
 Former Vice Chairman of Emerson

 He is also a Director of Star Banc Corp.

A. A. Busch III, 58......................................................................      1985                 2,900
 Chairman of the Board and President of Anheuser-Busch Companies, Inc., brewery and bakery products, entertainment, transportation and other manufactured products

 He is also a Director of General American Life Insurance Company, SBC Communications
  Inc.


                                    3

                                                                                                                   SHARES OF
                                                                                                                    EMERSON
                                                                                              SERVED AS          COMMON STOCK
                             NAME, AGE, PRINCIPAL OCCUPATION                                  DIRECTOR           BENEFICIALLY
                            OR POSITION, OTHER DIRECTORSHIPS                                    SINCE          OWNED<F1><F2><F3>
                            --------------------------------                                   -------         -----------------

R. B. Horton, 56.........................................................................      1987                   881
 Chairman of Railtrack Group plc, which owns and operates the infrastructure formerly owned by British Railways, and Chairman of JKX Oil and Gas, a British company which operates in the former Soviet Union

G. A. Lodge, 63..........................................................................      1974                 3,200
 President of InnoCal Management, Inc., a venture capital management company

 He is also a Director of Xylogics, Inc.

V. R. Loucks, Jr., 61....................................................................      1979(5)              1,200
 Chairman and Chief Executive Officer of Baxter International Inc., a global manufacturer and marketer of health care products

 He is also a Director of Anheuser-Busch Companies, Inc., Dun & Bradstreet Corporation,
  The Quaker Oats Company

All Directors and Executive Officers as a Group (17 persons).............................                       1,399,691<F8>

------------------

<F1> Beneficial ownership of Emerson common stock is stated as of
     September 15, 1995, except for Ambassador Ridgway which is stated as of October 27, 1995. The foregoing table includes all executive officers of the Company named in the Summary Compensation Table except W. J. Galvin and W. W. Withers, who beneficially owned 58,668 shares and 19,958 shares, respectively. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Accordingly, shares owned separately by spouses are not included. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except as follows:
     (i) with respect to the following shares the person named has no investment power: Mr. Knight-184,808; Mr. Suter-41,429; Mr. Staley-31,250; Mr. Galvin-30,000; and (ii) with respect to the following shares the person named has no voting power: Mr. Knight-3,410; Mr. Suter-1,553; Mr. Staley-2,601; Mr. Galvin-2,376; Mr. Withers-512; Mr. Van Cleve-336.

<F2> Includes the following shares which such persons have or will have within 60 days after September 15, 1995, the right to acquire upon the exercise of employee stock options: Mr. Knight-35,835; Mr. Suter-18,503; Mr. Staley-17,385; Mr. Galvin-16,252; Mr. Withers-4,287.

<F3> No person reflected in the table owns more than .5% of the outstanding shares of Emerson common stock.

<F4> INTERCO INCORPORATED commenced a voluntary case under Chapter 11 of the federal Bankruptcy Code in January 1991. INTERCO emerged from bankruptcy on August 3, 1992, when its Plan of Reorganization became effective.

<F5> Mr. Staley previously served as a director of the Company from
     April 1978 to February 1982. Mr. Suter previously served as a director from February to June 1987. Mr. Loucks previously served as a director from April 1974 to December 1975.

<F6> Includes 6,400 shares held as co-trustee of four trusts and a charitable foundation, as to which Mr. Van Cleve shares voting and investment power and disclaims beneficial ownership.

<F7> Includes 21,000 shares held in trust as to which Mr. Williams shares voting and investment power and disclaims beneficial ownership.

<F8> Includes 92,262 shares of common stock which executive officers have, or will have within 60 days after September 15, 1995, the right to acquire upon exercise of employee stock options. Shares owned as a group represents .6% of the outstanding common stock of the Company. The shares issuable upon exercise of options were deemed to be outstanding for purposes of calculating the percentage of outstanding shares. The total includes 10,452 shares held in employee accounts under the Company's 401(k) savings plans, as to which employees have investment power only.

  In order to realign the classes of directors as a result of the departure in 1995 of two directors, Mr. Frates, whose present term of office ends in 1998, is standing for election for a term ending in 1999. Missouri law and the Company's Bylaws require that each class of directors be as equal in number as possible.

  Each of the nominees and continuing directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

  Mr. Horton was an executive officer (Chairman since 1990) of The British Petroleum Company p.l.c., a producer, refiner and supplier of petrochemical products, until 1992. He has been Chairman of Railtrack Group plc since 1993.

  Mr. Lodge was Chief Executive Officer of LAR Management Corporation, a venture capital management company, until December 1994. Since April 1993 he has been President of InnoCal Management, Inc., also a venture capital management company.

  Ambassador Ridgway has been Co-Chair of The Atlantic Council of the United States since January 1993 and was President of the Council from 1989-1992. As a member of the Foreign Service she served as Assistant Secretary of State for European and Canadian Affairs (1985-1989), Ambassador to the German Democratic Republic (1982-1985), Special Assistant to the Secretary of State (negotiations) (1981-1982), Counselor of the Department of State (1980-1981), Ambassador to Finland (1977-1980), and Ambassador for Oceans and Fisheries Affairs (1976-1977).

CERTAIN BUSINESS RELATIONSHIPS

  Mr. Van Cleve is a partner and former Chairman of the law firm of Bryan Cave LLP, which firm the Company retained in fiscal 1995 and expects to retain in fiscal 1996.

  F. T. Wilson was a 43% owner of F. G. Wilson (Engineering) Limited, which the Company acquired in November 1994 for L 175 million. Mr. Wilson was a director of the Company from February 1995 to August 1995.

BOARD OF DIRECTORS AND COMMITTEES

  There were nine meetings of the Board of Directors during fiscal 1995. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served. Directors who are employees of the Company do not receive any compensation for service as directors. Each non-employee director is currently paid an annual retainer of $30,000 plus 100 shares of Company common stock and fees of $1,250 plus expenses for attendance at each Board meeting. Each committee chairman is currently paid an annual retainer of $5,000, and each committee member is paid $1,000 plus expenses for attendance at each committee meeting.

  Directors may elect to defer all or a part of such compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by The Boatmen's National Bank of St. Louis. Directors in the alternative may elect to have deferred fees converted into units equivalent to shares of Emerson common stock, and their accounts are credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

  In addition, the Company has a Continuing Compensation Plan for Non-Management Directors. Under this plan, a director who is not an employee of the Company who has served as a director for at least five years will, after the later of termination of service as a director or age 62, receive for life a percentage of the annual fee for directors in effect at the time of termination of service. Such percentage is 50% for five years' service and increases by 10% for each additional year of service to 100% for ten years' or more service. In the event that service as a director terminates because of death, the benefit will be paid to the surviving spouse for five years.

  The members of the Board of Directors are elected to various committees. The standing committees of the Board (and the respective chairmen) are: Executive Committee (Knight), Audit Committee (Busch), Compensation and Human Resources Committee (Loucks), Finance Committee (Horton), Pension Committee (Williams) and Public Policy Committee (Whitacre). The Compensation and Human Resources Committee acts as a nominating committee and reviews new director nominees.

  The functions of the Audit Committee are to review the Company's reports to stockholders with management and the independent auditors to insure that appropriate disclosure is made; appoint the firm of independent auditors to perform the annual audit; review and approve the scope of the independent and internal auditors' work; review the effectiveness of the Company's internal controls; review and approve the fees of the independent auditors and related matters. The Committee met four times in fiscal 1995. The members of the Committee were A. A. Busch III, Chairman, R. B. Loynd, R. L. Ridgway and W. M. Van Cleve.

  The functions of the Compensation and Human Resources Committee are to review and approve the salaries of all officers of the Company; review and approve all salaries above a specified level to be paid to non-officer employees and all salaries of division presidents; grant awards under and administer the Company's stock option and incentive shares plans; review and approve all additional compensation plans; determine if necessary when service by officers and directors with another entity is eligible for indemnification under the Company's Bylaws; monitor the senior management and director succession plans and review new director nominees; and authorize Company contributions to benefit plans, and adopt and terminate benefit plans not the prerogative of management. The Committee met five times in fiscal 1995. The members of the Committee were V. R. Loucks, Jr., Chairman, D. C. Farrell, J. A. Frates and E. F. Williams, Jr.

                        EXECUTIVE COMPENSATION

  The following information relates to compensation received or earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for each of the last three fiscal years of the Company.

                                                  SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM COMPENSATION<F2>
                                                                          -------------------------------------------

                                            ANNUAL COMPENSATION<F1>                 AWARDS                PAYOUT
                                    ---------------------------------------------------------------------------------------------
                                                                                          SECURITIES
                                                               OTHER                      UNDERLYING     LONG-TERM          ALL
                                                               ANNUAL       RESTRICTED     OPTIONS/      INCENTIVE         OTHER
           NAME AND           FISCAL                          COMPENSA-       STOCK          SARS          PLAN           COMPEN-
      PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)   TION($)<F3>  AWARD(S)($)<F4>     (#)      PAYOUTS($)<F6>  SATION($)<F7>
      ------------------      ------  ---------   --------   -----------  --------------- ----------  ---------------  -------------

C. F. Knight                   1995    900,000   1,100,000      46,342             0        33,000               0        50,000
Chairman of the Board,         1994    875,000   1,100,000      40,013     9,737,770<F5>         0               0        49,375
President and Chief            1993    800,000   1,100,000          -        930,468             0       6,151,986        45,000
Executive Officer

A.E. Suter                     1995    490,000     500,000          -              0        16,500               0        26,234
Senior Vice Chairman           1994    475,000     500,000          -              0             0               0        11,338
and Chief Operating            1993    469,000     455,000          -              0             0       1,894,043        25,023
Officer

R. W. Staley                   1995    300,000     315,000          -              0             0               0        14,359
Vice Chairman-Asia             1994    260,000     275,000          -              0             0               0        12,141
Pacific<F8>                    1993    260,000     225,000          -              0             0       1,524,567        12,126

W. J. Galvin                   1995    270,000     250,000          -              0             0               0        11,750
Senior Vice President-         1994    240,000     200,000          -        615,000         6,379               0         9,250
Finance and Chief              1993    206,250     130,000          -              0             0         778,790         8,281
Financial Officer

W. W. Withers                  1995    230,000     200,000          -              0             0               0        13,989
Senior Vice President,         1994    213,750     180,000          -              0         5,948               0        13,179
Secretary and General          1993    207,500     130,000          -              0             0         638,963        12,133
Counsel

-----------------

<F1> The Company has an employment agreement with C. F. Knight for minimum annual compensation of $590,000 for a term expiring on September 30, 2001. The agreement with Mr. Knight provides for continuation of his current base salary for the balance of the term in the event of termination under certain circumstances. In fiscal year 1993 the Compensation and Human Resources Committee set Mr. Knight's base salary rate at $900,000 per year for the following five years (commencing January 1, 1994 for fiscal year 1994) and his annual incentive compensation opportunity at a maximum rate of $1,100,000 per year for such period.

<F2> The Company's stock option plans, incentive shares plans and supplemental executive retirement and savings investment plans provide for acceleration of vesting of awards and retirement benefits under such plans in the event of a change in control of the Company, as defined in such plans.

                                    6

<F3> Consistent with applicable regulations, certain non-cash compensation need not be reported.

<F4> The number of shares of restricted stock held by the named executive officers at the end of fiscal 1995, and the aggregate value of such shares, are as follows: C. F. Knight, 184,808 shares having a value of $13,294,626; A. E. Suter, 41,429 shares having a value of $2,980,299; R. W. Staley, 31,250 shares having a value of $2,248,047; and W. J. Galvin, 30,000 shares having a value of $2,158,125. The Company pays dividends on restricted stock. All restricted stock awards have a restriction period and are earned over a period of three to ten years and vest at the end of such period; the shares are payable only if the executive is employed with the Company and in good standing at the end of the restriction period. The amounts shown in the table represent the dollar value based on the stock price per share at award date and do not reflect any payment to the individual.

<F5> The award shown in fiscal 1994 for C. F. Knight is part of a five-
     year plan proposed by the Compensation and Human Resources
     Committee and accepted by Mr. Knight; see the Report of the Committee at page 10 for a description of the five-year compensation plan.

<F6> Long-term performance awards earned in fiscal 1993 were based on the achievement of performance objectives over a five-year period.

<F7> Includes: (a) the value of the benefit to the named individuals of the remainder of premiums paid by the Company on behalf of the named individuals pursuant to the Company's "split dollar" insurance program in the following amounts: A. E. Suter-$1,651; and
     W. W. Withers-$3,739; and (b) contributions by the Company on behalf of the named individuals to the Company's matched savings plan in the following amounts: C. F. Knight-$50,000; A. E. Suter- $24,583; R. W. Staley-$14,359; W. J. Galvin-$11,750; and W. W.
     Withers-$10,250

<F8> Mr. Staley was Chief Administrative Officer of the Company until
     January 1, 1995, when he assumed the duties of Vice Chairman-Asia
     Pacific.

                                             OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                                 -------------------------------------------------------             VALUE AT ASSUMED
                                  NUMBER OF       % OF TOTAL                                      ANNUAL RATES OF STOCK
                                  SECURITIES     OPTIONS/SARS                                       PRICE APPRECIATION
                                  UNDERLYING      GRANTED TO     EXERCISE OR                       FOR OPTION TERM <F1>
                                 OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION  -----------------------------------
             NAME                GRANTED (#)     FISCAL YEAR       ($/SH)        DATE     0% ($)     5% ($)           10% ($)
             ----                ------------    ------------    -----------  ----------  ------     ------           -------
C. F. Knight...................     33,000           8.1%          57.8125      10/5/04     0       1,199,813        3,040,562

A. E. Suter....................     16,500           4.0%          57.8125      10/5/04     0         599,907        1,520,281

R. W. Staley...................          0           n/a               n/a          n/a    n/a            n/a              n/a

W. J. Galvin...................          0           n/a               n/a          n/a    n/a            n/a              n/a

W. W. Withers..................          0           n/a               n/a          n/a    n/a            n/a              n/a

All Stockholders<F1>...........        n/a           n/a               n/a          n/a     0       8 billion       21 billion

All Optionees<F2><F3>..........    408,063           100%          57.8125      10/5/04     0      15 million       38 million

Optionees' Gain as % of All
 Stockholders' Gain............        n/a           n/a               n/a          n/a    n/a    less than 1%     less than 1%

-----------------

<F1> The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Potential realizable values for all stockholders are based on 223.5 million shares outstanding at October 31, 1994 and a per share price of $57.8125.

<F2> Based on total number of options awarded in fiscal 1995.

<F3> No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

                                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                               AND FISCAL YEAR-END OPTION VALUES

                                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                           OPTIONS AT FY-END (#)           AT FY-END ($)<F1>
                                   SHARES ACQUIRED        VALUE         ---------------------------   ---------------------------
      NAME                         ON EXERCISE (#)   REALIZED ($)<F1>   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
      ----                         ---------------   ----------------   -----------   -------------   -----------   -------------
C.F.Knight....................              0                  0          24,835         33,000        1,002,713       466,125

A.E.Suter.....................              0                  0          13,003         16,500          524,996       233,063

R.W.Staley....................              0                  0          17,385              0          721,889             0

W.J.Galvin....................          3,708            109,718          14,126          4,253          517,187        65,390

W.W.Withers...................              0                  0           2,304          3,966           43,474        60,977

-----------------

<F1> The values represent the difference between the exercise price of the options and the market price of the Company's common stock on the date of exercise and at fiscal year-end, respectively.

                                      LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                                                                                             ESTIMATED FUTURE
                                                                                                               PAYOUTS UNDER
                                                                                                                 NON-STOCK
                                                                                     PERFORMANCE OR          PRICE-BASED PLANS
                                                               NUMBER OF              OTHER PERIOD
                                                              PERFORMANCE           UNTIL MATURATION          TARGET/MAXIMUM
                         NAME                                  UNITS<F1>                OR PAYOUT            (# OF SHARES)<F2>
                         ----                                 -----------           ----------------         -----------------
C. F. Knight...........................................         104,337                  1993-97                  104,337

A. E. Suter............................................          10,000                  1993-97                   10,000

R. W. Staley...........................................          10,000                  1993-97                   10,000

W. J. Galvin...........................................          12,000                  1993-97                   12,000

W. W. Withers..........................................           8,000                  1993-97                    8,000

-----------------

<F1> Awards were made under the 1993 Incentive Shares Plan for the performance period ending September 30, 1997. The relative performance of the Company is evaluated against the achievement of Plan objectives including earnings per share growth, profitability, return on equity, asset management and consistent financial performance. The award of units represents the right to receive an equivalent number of shares of the Company's common stock if the performance objectives are achieved; however, any shares received will be subject to an additional three-year vesting period before earned.

<F2> The maximum number of shares that can be earned under this award is shown in the table. To the extent that the objectives are not fully achieved the number of units earned may range from 0% to 100% as determined by the Compensation and Human Resources Committee.

                          PENSION PLAN TABLE

  The following table shows the annual benefits payable upon retirement at age 65 for various compensation and years of service combinations under the Emerson Electric Co. Retirement Plan and a related supplemental executive retirement plan.


                                                              ANNUAL RETIREMENT BENEFIT AT AGE 65 AFTER
                                          -----------------------------------------------------------------------------------
             AVERAGE ANNUAL                10 YEARS         15 YEARS           20 YEARS          25 YEARS           35 YEARS
              COMPENSATION                OF SERVICE       OF SERVICE         OF SERVICE        OF SERVICE         OF SERVICE
             --------------               ----------       ----------         ----------        ----------         ----------
  $  300,000............................   $ 43,704         $ 65,556           $ 87,408          $109,260          $  152,964
     600,000............................     88,704          133,056            177,408           221,760             310,464
     900,000............................    133,704          200,556            267,408           334,260             467,964
   1,200,000............................    178,704          268,056            357,408           446,760             625,464
   1,500,000............................    223,704          335,556            447,408           559,260             782,964
   1,800,000............................    268,704          403,056            537,408           671,760             940,464
   2,100,000............................    313,704          470,556            627,408           784,260           1,097,964
   2,400,000............................    358,704          538,056            717,408           896,760           1,255,464

  Retirement benefits under the plans are computed on the basis of an annuity with five years certain, unless the participant elects another method of payment. The benefit amounts are not subject to any deduction for Social Security or other offset amounts. The dollar amounts in the salary and bonus columns of the Summary Compensation Table above are substantially the same as the compensation covered by the plans. The credited years of service covered by the plans for each of the persons named in the Summary Compensation Table above are as follows: C. F. Knight, 23; A. E. Suter, 16; R. W. Staley, 20; W. J. Galvin, 22; W. W. Withers, 6. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires and, in the case of those subject to reduction of benefits under the Internal Revenue Code, selection by the Compensation and Human Resources Committee to participate in the supplemental plan.



       REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
          OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation and Human Resources Committee of the Board of Directors (the "Committee"), composed of four non-employee directors, establishes and administers the executive compensation program for the Company's top executives. The program supports the Company's commitment to providing superior stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company, and to accomplish the Company's short- and long-term objectives. The executive compensation package has uniquely served the Company's stockholders since 1977 by rewarding and motivating executives for the accomplishment of the Company's objectives. The Executive Compensation program is a focused, well-defined management tool that reinforces the Company's culture and commitment to stockholders.

  The Committee has historically viewed compensation as a total package that includes base salary and variable short- and long-term (performance-based) compensation. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Basic principles underlying the pay programs are the following:

  * Maximize stockholder value.

  * Retain, reward and motivate key executives.

  * Compensate for performance rather than create a sense of entitlement.

  * Reward team results.

  * Build executive stock ownership.

COMPONENTS OF EXECUTIVE COMPENSATION

  To determine the competitive level of total compensation (including total annual cash and long-term incentives), the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries, including those shown in the peer group performance graph.

  TOTAL ANNUAL CASH COMPENSATION: Cash compensation consists of base salary and annual cash incentives (bonuses), with the sum of the two referred to as "Total Cash Compensation." Currently, 700 key executives participate in the Total Cash Compensation program. A Total Cash Compensation target, including base salary and incentive, is established for each executive officer position using benchmark survey comparisons. Annual increases, if any, are based on individual merit and Company affordability. The annual incentive opportunity represents from 30% to 50% of total cash compensation. Payment of the annual cash incentive portion is based on the financial performance of the Company versus pre-established targets. The Committee annually establishes and approves short-term financial targets which are important to the Company and its stockholders. Typical targets include sales, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. To a lesser degree, individual performance and potential can be a factor. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Company's financial objectives for that year.

  LONG-TERM COMPENSATION INCENTIVES: Long-term incentive awards, consisting of performance shares, stock options and restricted stock, are a substantial portion of the total compensation packages of certain key senior executives and are specifically focused on the Company's longer-term objectives. Long-term programs are paid in stock. The Company's continuing philosophy is that executives are expected to hold the stock earned under the programs. The value of current executive stock holdings is significant, in absolute terms and in relation to base pay, though the Company does not establish specific ownership targets. Long-term plan participation and size of awards are determined by the individual's potential to make significant contributions to the Company's financial results, level of management responsibility and individual performance and potential.

  PERFORMANCE SHARES: The performance shares plan reinforces the Company's five-year objectives and rewards executives for achieving those objectives. The Company has had continuing performance shares programs since 1977. Participation in this program is limited, and only executives who can most directly influence the Company's long- term financial success are included. Awards are denominated in shares, with no dividend payments during the performance period. The Committee approves the performance measures and evaluates the performance of the Company against those measures. Historically, the Company's five-year plans have targeted earnings per share growth objectives and other financial measures deemed appropriate to accomplish the Company's five-year performance targets. The final payout (paid in stock) can range from 0% to 100% of the target award, depending upon the level of achievement of the established financial targets.

  STOCK OPTIONS: The stock option plan provides the long-term focus for a larger group of key employees. Currently, 700 are eligible to be considered for participation in the stock option program. Awards are made approximately every three years and are vested one-third each year. Options are granted at 100% of the market value of the Company's common stock on the date of grant and expire ten years from the date of grant.

  RESTRICTED STOCK: The restricted stock program was designed primarily to retain key executives and potential top management of the Company while building stock ownership, long-term equity and linking pay directly with stockholder return. Participation has been highly selective and limited to a very small group of executives. The Committee views this program as an important management succession planning and retention tool. The restriction period for most awards is ten years.

  Beginning with the Company's fiscal year 1995, Internal Revenue Code
Section 162(m) limits the annual deductibility of certain compensation in excess of $1 million for the executive officers named in the table on page 6, unless certain conditions are met for its incentive compensation programs. The Company's incentive compensation programs historically have been designed to reward executives for achievement of the Company's performance objectives. At the 1995 Annual Meeting, the Committee submitted the Annual Incentive Plan to stockholders for approval to ensure the tax deductibility of annual cash compensation paid in future years. It is anticipated that most of the awards under other executive compensation plans will be grandfathered, and the Committee will continue to monitor these programs as it awaits final regulations. However, the Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Company and its stockholders.

CEO COMPENSATION

  In light of Mr. Knight's central role in the management process that has been vital to the Company's excellent performance, in fiscal year 1993 the Committee established a critical objective of assuring his retention as Chairman and Chief Executive Officer for at least the five-year period of fiscal years 1994-1998. The Committee proposed and Mr. Knight agreed to a five-year compensation package which included a "not to exceed" annual cash compensation rate and shares of restricted stock. The Committee set his base salary at a rate of $900,000 per year for the five-year period, and his annual incentive compensation opportunity at a maximum rate of $1,100,000. The actual annual incentive amount paid Mr. Knight each year will be determined annually based on performance and may be less than $1,100,000.

  In reviewing Mr. Knight's performance for fiscal year 1995, the Committee considered that this year's performance exceeded expectations as one of the best in Emerson's history. The Company's earnings per share for fiscal year 1995 increased 15.3% over fiscal year 1994, the highest EPS increase since 1988. The Company also achieved its 38th consecutive year of increased earnings and earnings per share and its 39th consecutive year of increased dividends per share. Mr. Knight has been Chief Executive Officer for 22 years of this extraordinary record of consistency.

  The Committee further noted that during the past five years, the Company's compound average annual total return to stockholders was 20.7%. This record exceeds the performance of both the Standard & Poor's 500 Index and the Dow Jones Electrical Components and Equipment Index, as shown in the performance graph. The Company achieved a return on equity that averaged 19.3% for the period, also exceeding the return on equity of both of these indices during the period. Finally, the Committee noted that Mr. Knight's compensation grew, on an annualized basis, at a slower rate than stockholder return over the five-year period.

  Under the terms of the Annual Incentive Plan, approved by the stockholders at the 1995 Annual Meeting of Stockholders, the Committee had established an annual cash incentive target for Mr. Knight and a specific financial performance objective to be met for fiscal year 1995. The specific performance target was exceeded and under the terms of the Plan, the Committee determined that Mr. Knight's performance warranted the maximum annual incentive of $1,100,000 in fiscal year 1995. Consistent with the longstanding practice of the Company to enhance the alignment of executive compensation with stockholder interests, the Committee also awarded the key executives, including Mr. Knight, stock options and performance units.

                             Compensation and Human Resources Committee
                               V. R. Loucks, Jr., Chairman
                               D. C. Farrell
                               J. A. Frates
                               E. F. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company except J. A. Frates who was chief executive officer of Ridge Tool Company when it was acquired by the Company in 1966 and for approximately two years thereafter.

                           PERFORMANCE GRAPH

  The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Company's common stock against the Standard & Poor's Composite 500 Stock Index (S&P 500) and the Dow Jones Electrical Components and Equipment Index (DJ Elec.) for the five-year period ended September 30, 1995.


                     9/30/95   1995/1990
                      VALUE     CAGR<F*>
                     -------   ---------
    EMERSON          $256        20.7%
    S&P 500           218        16.9
    DJ Elec.          185        13.0

                          [PERFORMANCE GRAPH]



                     1990    1991    1992    1993    1994    1995
                     ----    ----    ----    ----    ----    ----
    EMERSON          $100    $157    $181    $200    $208    $256
    S&P 500           100     131     146     165     171     218
    DJ Elec.          100     128     140     147     159     185

<F*> Compound Annual Growth Rate

                              II. VOTING

  The affirmative vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy at the 1996 Annual Meeting is required to elect directors and act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                       III. INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP was the auditor for the fiscal year ended September 30, 1995, and the Audit Committee has selected it as auditor for the year ending September 30, 1996. A representative of KPMG Peat Marwick LLP will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                       IV. STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1997 Annual Meeting scheduled to be held on February 4, 1997, must be received by the Company by August 15, 1996 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

  In order for a stockholder to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 70 days' (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between November 5 and December 5, 1996 for the 1997 Annual Meeting. The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

  In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.

                            [logo]
                            EMERSON(R)



                                                      December 15, 1995

Dear Shareholder:

  The annual meeting of Stockholders of Emerson Electric Co. will be held at the principal offices of the Company at 8000 West Florissant Avenue, St. Louis, Missouri at 10:00 a.m. on Tuesday, February 6, 1996.

  It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.

               PLEASE DETACH  PROXY HERE, SIGN AND  MAIL
------------------------------------------------------------------------


  The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and accompanying Proxy Statement, each dated December 15, 1995.

  THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                                       Dated this __ day of__________, 199_.

                                       ....................................

                                       ....................................

If address appearing above is          (If Stock is owned in joint names
incorrect, kindly make correction.     all owners must sign).

            IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN

                THE PROXY BELOW AS SOON AS POSSIBLE. BY

                DOING SO, YOU MAY SAVE THE COMPANY THE

                  EXPENSE OF ADDITIONAL SOLICITATION.

               PLEASE DETACH  PROXY HERE, SIGN AND  MAIL
------------------------------------------------------------------------

[logo]
EMERSON(R)

                         EMERSON ELECTRIC CO.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and
H. M. SMITH, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 6, 1996, commencing at 10:00 A.M., St. Louis Time, at the office of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

            MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                                         ---

1. Election of Directors

     FOR all nominees listed below                   WITHHOLD AUTHORITY
     (except as marked to the contrary below)        to vote for all nominees
     below) / /                                      listed below / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

 D. C. Farrell, J. A. Frates, C. F. Knight, R. B. Loynd, R. W. Staley

                       (Continued, and to be signed, on the other side)

                         Emerson Electric Co.
                          8000 W. Florissant
                             P.O. Box 4100
                          St. Louis, MO 63136

                                             January 16, 1996


  IF YOU HAVE ALREADY SENT IN YOUR PROXY PLEASE DISREGARD THIS LETTER

To the Stockholders of Emerson Electric Co.

                              A REMINDER

  We have previously sent to you proxy soliciting material relating to the Annual Meeting of Stockholders to be held on February 6, 1996.

  According to our latest records, we have not as yet received your proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

  A return envelope is enclosed for your convenience.

  Thank you for your cooperation.

                                  Very truly yours,

                                  /s/ Charles F. Knight
                                  C. F. Knight
                                  Chairman of the Board

                          PLEASE ACT PROMPTLY

               PLEASE DETACH  PROXY HERE, SIGN AND  MAIL
------------------------------------------------------------------------



  The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and accompanying Proxy Statement, each dated December 15, 1995.

  THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                                      Dated this __ day of__________, 199_.

                                      ....................................

                                      ....................................

If address appearing above is         (If Stock is owned in joint names
incorrect, kindly make correction.    all owners must sign).

               PLEASE DETACH  PROXY HERE, SIGN AND  MAIL
------------------------------------------------------------------------

[logo]
EMERSON(R)

                         EMERSON ELECTRIC CO.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and
H. M. SMITH, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 6, 1996, commencing at 10:00 A.M., St. Louis Time, at the office of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

            MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                                         ---

1. Election of Directors

      FOR all nominees listed below         WITHHOLD AUTHORITY
      (except as marked to the contrary     to vote for all nominees listed
      below) / /                            below / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

 D. C. Farrell, J. A. Frates, C. F. Knight, R. B. Loynd, R. W. Staley

                       (Continued, and to be signed, on the other side)

                               APPENDIX

    A Performance Graph appears on page 11 of the printed proxy statement. The information depicted in that graph is restated in the table which immediately follows the graph.